Exhibit 99.1

Mersana Therapeutics Initiates Expansion Portion of UPGRADE-A Combination Clinical Trial in Platinum-Sensitive Ovarian Cancer

Company plans to report interim data for the combination of UpRi with carboplatin in the second half of 2023

CAMBRIDGE, Mass., February 1, 2023 – Mersana Therapeutics, Inc. (NASDAQ: MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody-drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today announced that patient dosing is underway in the expansion portion of its UPGRADE-A clinical trial of UpRi in combination with carboplatin in platinum-sensitive ovarian cancer. UpRi is Mersana’s first-in-class NaPi2b-targeting ADC with a novel scaffold-linker-payload designed to enable a high drug-to-antibody ratio and controlled bystander effect.

“While the combination of carboplatin and paclitaxel has historically served as the standard of care in early lines of therapy for platinum-sensitive ovarian cancer, it is limited by distinct tolerability and side effect challenges that can include severe neutropenia, peripheral neuropathy and alopecia,” said Dr. Arvin Yang, Senior Vice President and Chief Medical Officer of Mersana Therapeutics. “With UPGRADE-A, we are investigating the potential benefits of replacing paclitaxel with UpRi in the induction phase of treatment and then continuing UpRi as maintenance monotherapy. We are pleased to enter this exciting new phase of the trial.”

UPGRADE-A is a Phase 1 open-label trial evaluating the combination of UpRi and carboplatin in patients with platinum-sensitive high-grade serous ovarian cancer following one to three prior lines of treatment. Patients in the trial receive combination treatment every four weeks for six cycles followed by UpRi as a single-agent maintenance therapy. While patients in the trial are not preselected for NaPi2b-positive status, archival or fresh tissue is required for retrospective assessment of expression.

The escalation portion of the trial investigated carboplatin combined with UpRi doses up to 36 mg/m2. There were no dose-limiting toxicities at this dose level. Consistent with Mersana’s UP-NEXT Phase 3 clinical trial, a 30mg/m2 dose of UpRi has been chosen for the dose expansion portion of UPGRADE-A. Mersana expects to report interim data from UPGRADE-A in the second half of 2023.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company using its differentiated and proprietary ADC platforms to rapidly develop novel ADCs with optimal efficacy, safety and tolerability to meaningfully improve the lives of people fighting cancer. Mersana’s lead product candidate, upifitamab rilsodotin (UpRi), is a Dolaflexin ADC targeting NaPi2b that is being studied in UPLIFT, a single-arm registrational trial in patients with platinum-resistant ovarian cancer; UPGRADE-A, a Phase 1 clinical trial evaluating UpRi in combination with carboplatin; and UP-NEXT, a Phase 3 clinical trial of UpRi as monotherapy maintenance following treatment with platinum doublets in recurrent platinum-sensitive ovarian cancer. Mersana is also advancing XMT-1660, a Dolasynthen ADC targeting B7-H4, and XMT-2056, an Immunosynthen ADC targeting a novel epitope of human epidermal growth factor receptor 2 (HER2), in addition to other earlier-stage assets. In addition, multiple partners are using Mersana’s platforms to advance their ADC pipelines. Mersana routinely posts information that may be useful to investors on the “Investors & Media” section of its website at www.mersana.com.

Forward-Looking Statements

This press release contains “forward-looking” statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements concerning the therapeutic potential of Mersana’s product candidates, including UpRi, and the design, progression, timing and objectives of Mersana’s clinical trials and the release of data from those trials, including UPGRADE-A. Mersana may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things, uncertainties inherent in research and development, in the initiation and advancement of clinical trials and in the clinical development of Mersana’s product candidates; the risk that Mersana may not realize the intended benefits of its platforms, technology and collaborations; whether the outcomes of preclinical studies will be predictive of clinical trial results; whether initial or interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; risks to clinical trial site initiation, patient enrollment and follow-up, as well as to Mersana’s ability to meet other anticipated deadlines and milestones, whether presented by the ongoing COVID-19 pandemic or otherwise; and other important factors, any of which could cause Mersana’s actual results to differ from those contained in the forward-looking statements, that are described in greater detail in the section entitled “Risk Factors” in Mersana’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 7, 2022, as well as in other filings Mersana may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Mersana expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Contact:

Jason Fredette

617-498-0020

jason.fredette@mersana.com